Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into, effective as of the 20th day of April, 2017 (the “Effective Date”), by and among PCSB Bank, a stock savings bank having its principal place of business in Yorktown Heights, New York (the “Bank”), and Joseph D. Roberto, of Hopewell Junction, New York (the “Executive”).  Any reference to the “Company” shall mean PCSB Financial Corporation, the parent corporation of the Bank.

WITNESSETH THAT:

WHEREAS the Bank desires to continue to employ the Executive in an executive capacity in the conduct of its businesses, and the Executive desires to be so employed on the terms contained herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment and Employment Period. The Bank hereby employs the Executive and the Executive agrees to be employed by the Bank, on the terms and conditions set forth in this Agreement, for a period commencing on the date hereof and continuing thereafter until December 31, 2019 (the “Term”). Commencing on January 1, 2018, and on each January 1 thereafter (each, an “Renewal Date”), the Term shall extend automatically for one additional year, so that the Term shall be three-years from such Renewal Date, unless either the Bank or the Executive by written notice to the other given at least ninety (90) days prior to such Renewal Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Bank or the Executive, this Agreement shall terminate as of the last day of the then current Term. In the event a Change in Control (as defined below) occurs during the initial Term or the extended Term, the Term shall be extended automatically so that it is scheduled to expire no less than twenty-four (24) months beyond the effective date of the Change in Control, subject to extension as set forth above.

2.Capacity and Extent of Service.

(a)At all times during the Term of this Agreement, the Bank shall employ the Executive as its President and Chief Executive Officer, subject to his election or re-election by the Bank’s Board of Director (the “Board”).

(b)The Executive shall be employed on a full-time basis as President and Chief Executive Officer of the Bank and the Company and shall be assigned only such duties and tasks as are appropriate for a person in such positions. It is the intention of the Bank and the Executive that, subject to the direction and supervision of the Board, the Executive shall have full discretionary authority to control the day-to-day operations of the Bank and to incur such obligations on behalf of the Bank as may be necessary or appropriate in the ordinary course of its business.

(c)During his employment hereunder, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the performance of his

{Clients/1511/00281645.DOCX/8 }

duties and responsibilities hereunder and under the terms of the employment agreement between Executive and the Company. Except as otherwise permitted in this Section 2(c) and Section 2(d), the Executive shall not engage in any other business activity during the Term, other than an activity approved in writing by the Board.  For the avoidance of doubt, the Executive may engage in service for civic, charitable or religious purposes or services in connection with any trade association (together “Community Activities”) during business hours without the need for notice to the Board; provided that such service does not involve a material time commitment.  The Executive shall disclose any such Community Activities if so requested by the Board and shall cease any such Community Activities as soon as is practicable if directed in writing by the Board; provided that such Board determines in good faith that continuation of such Community Activity is contrary to the legitimate business interests of the Bank.

(d)With the prior written approval of the Board, the Executive may serve on boards of both for-profit and not-for-profit entities or engage in Community Activities that involve a material time commitment.  Notwithstanding the foregoing, the Executive may continue to serve on any board of directors on which he was serving at the Effective Date.  A list of such boards of directors has been supplied to the Board.

3.Compensation and Benefits.

(a)Base Compensation. As compensation for the services to be performed by the Executive during the Term, the Bank shall pay to the Executive, in regular periodic installments, a base salary (“Base Salary”) at the rate of Five Hundred Sixty Thousand Dollars ($560,000) per year. The Board shall review the Executive’s annual rate of Base Salary at such times during the employment period as it deems appropriate, but not less frequently than once every (12) months, and may in its discretion, approve an increase in the Executive’s annual rate of Base Salary.

(b)Short-Term Incentive Compensation. In addition to the foregoing Base Salary, the Executive shall be eligible during the Term to receive cash short-term incentive compensation, determined and payable in the discretion of the Compensation Committee of the Board. At least annually, the Compensation Committee shall consider awarding short-term incentive compensation to the Executive.

(c)Long-Term Incentive Compensation. In addition to the foregoing Base Salary, the Executive shall be eligible during the Term to receive long-term incentive compensation determined and payable in the discretion of the Compensation Committee of the Board. At least annually, the Compensation Committee shall consider awarding long-term incentive compensation to the Executive.

(d)Fringe Benefits. During the Term, the Bank shall provide the Executive with the fringe benefits in which the Executive was participating on the Effective Date. The Executive shall also be entitled to participate in any employee benefit plans from time to time in effect for executive officers of the Bank.  The Executive shall be entitled to at least four (5) weeks of vacation per year or such greater amount as determined by the Board from time to time, and to the number of personal days to which the Executive would otherwise be entitled under the Bank policies in effect for executive officers.  In addition to the foregoing, the Bank shall pay or reimburse the Executive for all costs associated with the Executive’s use of his country club

{Clients/1511/00281645.DOCX/8 }

membership for business related expenses.  The Executive shall be entitled to an executive perquisites allotment of Thirty Thousand Dollars ($30,000) annually (the “Personal Benefits Allotment”), or such other greater amount as recommended by the Compensation Committee and approved by the Board from time to time (any increase in the Personal Benefits Allotment shall become the “Personal Benefits Allotment”), to be applied by Executive, in his sole discretion, towards a car allowance, country club membership, tax or financial advice or other such other perquisites as the Executive deems to be appropriate or desirable to his executive position.

(e)Attorney’s Fees.  The Bank shall reimburse the Executive for his reasonable attorney’s fees incurred in the review and negotiation of this Agreement.

(f)Timing of Certain Payments. Any compensation payable or provided under this Section 3 shall be paid or provided not later than two and one-half months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture, within the meaning of Treasury Regulations Section 1.409A-l(d).

4.Business Expenses. The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, including but not limited to, annual dues and/or membership fees in professional associations, attendance at industry seminars and educational conferences.  Such payments or reimbursements shall be subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Bank or their auditors. Reimbursements of expenses and in-kind benefits subject to this Section 4 or otherwise provided to the Executive shall be subject to the following rules: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A of the Internal Revenue Code (“Code”); (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

5.Termination. Notwithstanding the provisions of Section 1, the Executive’s employment hereunder shall terminate under the following circumstances:

(a)Death.  In the event of the Executive’s death during his employment under this Agreement, the Executive’s employment shall terminate on the date of his death; provided, however, that, for a period of three (3) months following the Executive’s death, the Bank shall pay to the Executive’s designated beneficiary (or to his estate, if he fails to make such designation) an amount equal to the Executive’s Base Salary at the rate in effect at the time of his death (unless an increased Base Salary shall previously have been authorized to take effect as of a later date, in which case such increase shall apply as of that later date), such payments to be made on the same periodic dates as salary payments would have been made to the Executive had he not died.

(b)Disability. In the event the Executive becomes disabled during his employment under this Agreement, the Executive’s employment hereunder shall terminate.  For purposes of this Agreement, disability means any medically determinable physical or mental impairment that

{Clients/1511/00281645.DOCX/8 }

can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and that renders the Executive unable to engage in any substantial gainful activity. Such determination may be made by the Board with objective medical input from a physician chosen by the Board.  In the event of such termination, the Executive shall continue to receive his full Base Salary and benefits under Section 3 of this Agreement until he becomes eligible for and receives disability income under the long-term disability insurance coverage then in effect for the Executive.

(c)Termination by the Executive Without Good Reason. Notwithstanding the provisions of Section 1, the Executive may resign from the Bank at any time upon thirty (30) days’ prior written notice to the Bank. In the event of resignation by the Executive under this Section 5(c), the Board may elect to waive the period of notice, or any portion thereof.

(d)Termination by the Bank Without Cause. The Executive’s employment under this Agreement may be terminated by the Bank without Cause upon thirty (30) days’ prior written notice to the Executive.

(e)Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i)Failure of the Bank to continue the Executive in the positions of President and Chief Executive Officer (other than a change in position to which the Executive consents) during the Term or the issuance by the Bank of a notice to the Executive that the Term of this Agreement will not be extended;

(ii)Material adverse change by the Bank, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the positions of President and Chief Executive Officer of the Bank, including the failure of the Bank to permit the Executive to attend meetings of the Board;

(iii)An involuntary reduction in the Executive’s Base Salary except across-the-board salary reductions based on the Bank’s deteriorating financial performance similarly affecting substantially all executive management employees;

(iv)The involuntary relocation of the office at which the Executive is principally employed to a location more than thirty-five (35) miles’ driving distance from such office as of the Effective Date hereof (unless the relocated office is closer to the Executive’s then principal residence); or

(v)Material breach by the Bank of Section 3 hereof or of any other provision of this Agreement, which breach continues for more than ten (10) days following written notice given by the Executive to the Bank, such written notice to set forth in reasonable detail the nature of such breach.

{Clients/1511/00281645.DOCX/8 }

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Bank in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Bank’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Bank cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.  Notwithstanding the foregoing, the Bank may elect to waive the Cure Period, in which case, the Executive’s termination may occur within such 30-day period.

(f)Termination by the Bank for Cause. At any time during the Term, the Bank may terminate the Executive’s employment hereunder for Cause if at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board, which notice shall specify in reasonable detail the basis for a proposal to terminate the Executive’s employment for “Cause”) a majority of Board determines in good faith that the Executive is guilty of conduct that constitutes “Cause” as defined herein. Only the following shall constitute “Cause” for such termination:

(i)Conviction of the Executive by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for, any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude;

(ii)Commission by the Executive of an act of fraud upon the Bank;

(iii)Willful refusal by the Executive to perform the duties reasonably assigned to him by the Board (which duties are consistent with the Executive’s status as President and Chief Executive Officer of the Bank), which failure or breach continues for more than thirty (30) days after written notice given to the Executive by the Bank setting forth in reasonable detail the nature of such refusal; or

(iv)Willful breach of fiduciary duty or willful misconduct by the Executive or the Executive’s commission of an act of moral turpitude that materially and adversely affects the Bank or has the ability to do so.

For purposes of this Section 5(f), no act, or failure to act, on the Executive’s part shall be deemed willful unless done, or omitted to be done, by the Executive without the reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Bank.  For the avoidance of doubt, the Board’s determination concerning whether “Cause” exists shall not be entitled to deference in the event of any proceeding concerning such determination.

(g)Termination due to Retirement.  Upon termination of the Executive based on Retirement, no amounts or benefits shall be due the Executive under this Agreement, and the Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which the Executive is a party.  Termination of the Executive’s employment based on

{Clients/1511/00281645.DOCX/8 }

“Retirement” shall mean termination of the Executive’s employment in accordance with a retirement policy established by the Board with the Executive’s consent.

6.Compensation Upon Termination.

(a)Termination Generally. If the Executive’s employment with the Bank is terminated for any reason, the Bank shall pay or provide to the Executive (or to his authorized representative or estate) (i) on or before the time required by law but in no event more than thirty (30) days after the Executive’s date of termination (the “Termination Date”), the sum of (A) any Base Salary earned through the Termination Date, (B) unpaid expense reimbursements (subject to, and in accordance with, Section 4 of this Agreement), (C) unused vacation that accrued through the Termination Date, (D) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination and (E) except in the case of a termination under Section 5(c) or Section 5(f), a prorated portion of the Executive’s target short-term and long-term incentive compensation for the year of termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Bank through the Termination Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

(b)Termination by the Bank Without Cause or by the Executive for Good Reason. During the Term, if the Executive’s employment is terminated by the Bank without Cause as provided in Section 5(d), or the Executive terminates his employment for Good Reason as provided in Section 5(e), the Bank shall pay to the Executive his Accrued Benefits. In addition, subject to the last paragraph of this Section 6(b), the Bank shall provide the benefits listed in sub-sections 6(b)(i) to (iii) below (the “Severance Benefits”) to the Executive:

(i)Severance Payments.  The Bank shall pay the Executive a severance payment in an amount equal to three (3) times the sum of: (A) the Executive’s average Base Salary plus (B) the average annual incentive cash compensation awarded to the Executive pursuant to Section 3(b), in each case, with respect to the three (3) most recent fiscal years ending before or simultaneously with the termination (the “Severance Amount”). The Severance Amount shall be paid to the Executive in a single lump sum cash payment within thirty (30) days of the Termination Date, subject to the receipt of the signed release within such thirty (30) day period (unless the Executive’s termination occurs under circumstances requiring the Executive to execute a release of claims within forty-five (45) days of termination, in which case the thirty (30) day period shall be extended to sixty (60) days); and further subject to the delay specified in Section 8(a) hereof, solely to the extent necessary to avoid penalties under Section 409A of the Code in the event the Executive is a Specified Employee (as defined therein); provided, however, that if the 30-day (or 60-day) period begins in one calendar year and ends in a second calendar year, the payment of the Severance Amount shall commence in the second calendar year.  In addition, the Bank shall provide the Executive with an amount equal to three (3) times the Executive’s Personal Benefit Allotment, payable in a lump sum cash payment at the same time and subject to the same conditions as the payment of the Severance Amount;

{Clients/1511/00281645.DOCX/8 }

(ii)Other Post-Termination Benefits.  In the event of any termination without Cause of the Executive’s employment under Section 5(d), above, or any termination for Good Reason by the Executive of his own employment under Section 5(e), above, the Bank shall pay an additional cash lump sum payment to the Executive equal to the Bank’s applicable percentage of such cost (i.e., the Bank’s co-payment percentage) that would have been payable for a period of thirty-six (36) months on behalf of Executive (and, to the extent eligible under the terms of the applicable plans, the Executive’s family members’), for continuing life, medical and dental coverage, based on the costs in effect for the Executive on the Termination Date.  To the extent that the Executive and/or his family members elect COBRA continuation coverage for any period after the Executive’s termination, such cost will be paid, on a taxable basis, by the Executive.

Such amount shall be paid to the Executive within the thirty (30) day period (or sixty (60) day period, as applicable) following the Termination Date, provided however, if, at the Termination Date, the Executive is a Specified Employee as defined in Section 8(a) hereof, then, solely to the extent required to avoid taxes and penalties under Section 409A of the Code, such payment shall be made within the first thirty (30) days after the first day of the seventh calendar month commencing after such Termination Date.

(iii)Vesting of Non-Qualified Deferred Compensation.  The Bank shall fully vest the Executive in any non-qualified deferred compensation plan(s) sponsored by the Bank or the Company in which the Executive participates.

The Bank may condition the provision of the Severance Benefits on the Executive signing a Release Agreement in substantially the form of Exhibit A (the “Release Agreement”) within twenty-one (21) days (or forty-five (45) days in certain conditions, in accordance with applicable law) after it is tendered and not revoking the Release Agreement within the seven (7) day revocation period set forth in the Release Agreement; provided that the Bank tender the Release Agreement to the Executive no later than the Termination Date.  Notwithstanding the foregoing, the Release Agreement may be modified to the extent necessary based on changes in applicable law from and after the date of this Agreement.

7.Change in Control Payment. The provisions of this Section 7 set forth certain terms of an agreement reached between the Executive and the Bank regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Bank. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within twenty-four (24) months after the occurrence of the first event constituting a Change in Control.  These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the occurrence of a Change in Control.

(a)Change in Control. During the Term, if within twenty-four (24) months after a Change in Control, the Executive’s employment is terminated by the Bank without Cause as provided in Section 5(d) or the Executive terminates his employment for Good Reason as

{Clients/1511/00281645.DOCX/8 }

provided in Section 5(e), the Bank shall pay the Executive his Accrued Benefits. In addition, the Executive shall be entitled to the following:

(i)The Bank shall pay to the Executive a Change in Control severance payment (“Change in Control Severance Payment”) in an amount equal to three (3) times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), plus (B) the highest annual incentive cash compensation earned by the Executive pursuant to Section 3(b) with respect to the three (3) most recent fiscal years ending before or simultaneously with the Change in Control. In addition, the Bank shall provide the Executive with an amount equal to three (3) times the Executive’s Personal Benefit Allotment, payable in a lump sum cash payment at the same time and subject to the same conditions as the payment of the Change in Control Severance Payment.  The Change in Control Severance Payment and Personal Benefit Allotment shall be paid out in a lump sum payment no later than five (5) business days after the Termination Date, subject to Section 8(a) hereof, solely to the extent required to avoid penalties under Section 409A of the Code;

(ii)The Bank shall pay an additional cash lump sum payment to the Executive equal to the cost of providing for a period of thirty-six (36) months, at no expense to the Executive (and, to the extent eligible under the terms of the applicable plans, the Executive’s family members’), continuing life, medical and dental coverage to the Executive and, as applicable, his family members, based on the aggregate cost of such coverage in effect for the Executive on the Termination Date.  Such payment shall be made at the same time as the payment under Section 7(a)(i) above.  To the extent that the Executive and/or his family members elect COBRA continuation coverage for any period after the Executive’s termination, such cost will be paid, on a taxable basis, by the Executive;

(iii)The Bank shall fully vest the Executive in the Bank’s non-qualified deferred compensation plan(s) in which the Executive participates.

(b)Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the consummation by the Company or the Bank, in a single transaction or series of related transactions, of any of the following:

(i)Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial

{Clients/1511/00281645.DOCX/8 }

ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s board of directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the board as the result of a directive, supervisory agreement or order issued by the primary  regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv)Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.

8.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “Separation from Service” (as defined below), the Bank determines that the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Separation from Service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of Separation from Service occurs, from such date of Separation from Service until the payment date.

(b)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s Separation from Service.” For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all

{Clients/1511/00281645.DOCX/8 }

purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h).

(c)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

9.Non-Competition, Non-Solicitation and Confidential Information.

(a)Non-Competition.  Upon any termination of the Executive’s employment for which the Executive receives a severance payment pursuant to Section 6(b) of this Agreement, the Executive agrees not to compete with the Bank for a period of twelve (12) months following such termination in any city, town or county in which the Executive’s normal business office is located and the Bank or the Company has an office or have filed an application for regulatory approval to establish an office, determined as of the Termination Date, except as agreed to pursuant to a resolution duly adopted by the Board.  the Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank or its affiliates.  The parties hereto, recognizing that irreparable injury will result to the Bank, business and property in the event of the Executive’s breach of this Section 9(a), agree that in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive, the Executive’s partners, agents, servants, employees and all persons acting for or under the direction of the Executive.  the Executive represents and admits that, in the event of the termination of his employment pursuant to Section 6(b) of this Agreement, the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from the Executive.

(b)Non-Solicitation. During the term of the Executive’s employment under this Agreement and the twelve (12) months following the Termination Date (other than a termination under Section 7 hereof), the Executive shall not, directly or indirectly (i) hire or attempt to hire any employee of the Bank, assist in such hiring by any other person, or encourage any such employee to terminate his or her relationship with the Bank, or (ii) solicit business from any customer of the Bank or their subsidiaries, divert or attempt to divert any business from the Bank or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Bank or any other person or entity associated or doing business with the Bank (or proposing to become associated or to do business with the Bank) to terminate such person’s or entity’s relationship with the Bank (or to refrain from becoming associated with or doing business with the Bank) or in any other manner to interfere

{Clients/1511/00281645.DOCX/8 }

with the relationship between the Bank and any such person or entity. The Executive understands that the restrictions set forth in this Section 9(b) and the following Section 9(c) are intended to protect the Bank’ interests in its Confidential Information (as defined below) and established employee, customer and supplier relationships and goodwill, and the Executive agrees that such restrictions are reasonable and appropriate for this purpose.  For the avoidance of doubt, the Executive’s involvement in general advertising or general personnel recruiting efforts that are not targeted at customers or employees of any of the Bank shall not be considered to violate this Section 9(b).

(c)Confidential Information. The Executive shall not at any time divulge, use, furnish, disclose or make accessible to anyone, other than to an employee or director of the Bank with a reasonable need to know, any knowledge or information with respect to confidential or secret data, procedures or techniques of the Bank (“Confidential Information”), provided, however, that nothing in this Section 9 shall prevent the disclosure by the Executive of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section 9 by the Executive or which is otherwise lawfully acquired by the Executive.

(d)Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Bank or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Bank.  The Executive will return to the Bank all such materials and property as and when requested by the Bank. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain any such material or property or any copies thereof after such termination.

(e)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Bank that the Executive’s execution of this Agreement, the Executive’s employment with the Bank and the performance of the Executive’s proposed duties for the Bank will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Bank, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Bank any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Bank, the Executive shall cooperate fully with the Bank in the defense or prosecution of any claims or any actions now in existence or that may be brought in the future against or on behalf of the Bank that relate to events or occurrences that transpired while the Executive was employed by the Bank; provided that after the end of the Executive’s employment, the Executive shall not be required to perform more than one hundred (100) hours of services pursuant to this Section 9(f) above and beyond services that could be compelled by issuance of a subpoena. The Executive’s full cooperation in connection with such claims or

{Clients/1511/00281645.DOCX/8 }

actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Bank in connection with any investigation or review by any federal, state or local regulatory authority as such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Bank. The Bank shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of his obligations pursuant to this Section 9(f).  Unless the Executive is then employed by the Bank, the Bank shall pay the Executive for any services pursuant to this Section 9(f) at the hourly rate of the Executive’s final annual Base Salary divided by 2,080; provided that no payment obligation shall apply to services that could be compelled pursuant to a subpoena.

(g)Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Bank that might result from any breach by the Executive of the promises set forth in this Section 9, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches or proposes to breach, any portion of this Section 9, the Bank shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damages to the Bank.

10.Withholding. All payments made by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

11.Indemnification. During the period of his employment hereunder, the Bank agrees to indemnify the Executive in his capacity as an officer of the Bank, all to the maximum extent permitted under the laws of the State of New York and applicable banking rules and regulations. The provisions of this Section 11 shall survive expiration or termination of this Agreement for any reason whatsoever.

12.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main office, attention of the Chairman of the Board.

13.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and may not be changed except by a writing duly executed and delivered by the Bank and the Executive in the same manner as this Agreement.

14.Binding Effect, Non-assignability. This Agreement shall be binding upon and inure to the benefit of the Bank and its successors. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive during his lifetime.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of  the Bank.

{Clients/1511/00281645.DOCX/8 }

16.Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.Forfeiture of Payments. The Executive agrees that the receipt of severance compensation under Section 6(b) is conditioned upon the Executive’s compliance in all material respects with the covenants set forth in Section 9. The foregoing shall be in addition to any other remedies or rights the Bank may have at law or in equity as a result of the Executive’s failure to observe such provisions.

18.Applicable Law. This Agreement shall be construed and enforced in all respects in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws, and in accordance with and subject to any applicable federal laws to which the Bank may be subject as an FDIC insured institution. In addition to the foregoing:

(a)In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b)In no event shall the Bank be obligated to make any payment pursuant to this Agreement if:

(i)the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1813(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(ii)the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

19.Dispute Resolution.

(a)If a dispute arises out of or relates to this Agreement, or the breach hereof, and if such dispute is not settled within a commercially reasonably time (not to exceed sixty (60) days, through negotiations), the parties shall attempt in good faith to settle the dispute by mediation under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as then in effect (the “Rules”) before resorting to litigation. No resolution or attempted resolution of any dispute or disagreement pursuant to this Section 19 shall be deemed to be a waiver of any term or provision of this Agreement or a consent to any breach or default, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

(b)Any dispute or controversy not settled in accordance with the foregoing provisions of this Section 19 shall be settled exclusively by binding arbitration to be conducted before three arbitrators in a location within twenty-five (25) miles of the Bank’s headquarters in

{Clients/1511/00281645.DOCX/8 }

the State of New York, in accordance with the Rules. Each party shall select one such arbitrator and the two arbitrators so selected shall choose a third.

(c)The parties covenant and agree that they will participate in such mediation and/or arbitration in good faith and that the Bank, subject to Section 19(e), will bear the fees and expenses of such proceeding charged by the American Arbitration Association (including the fees of the arbitrators). In an arbitration, the arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages, and each party hereby irrevocably waives any claim to such damages.

(d)Any payment required under this Section 19 shall be made after the final resolution referenced herein, but not later than the later of (i) December 31 of the calendar year in which such resolution is achieved, and (ii) two and one-half months after the date on which such final resolution is achieved.

(e)The prevailing party in any arbitration proceeding or any other legal proceeding between the Executive and the Bank , shall be entitled to reimbursement from the other party for all reasonable attorneys’ fees, costs and expenses that such prevailing party incurs in connection with any such proceeding.

20.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.Successors to the Bank.  The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform the Bank’s obligations under this Agreement to the same extent that the Bank would be required to perform it if no succession had taken place.  Failure of the Bank to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.Indemnification.  The Bank agrees to indemnify the Executive in his capacity as an officer of the Bank.  In addition, to the extent that the Executive serves at the request of the Bank as a representative, an officer or a Board member of any community organization or financial services industry association or similar entity, he shall be entitled to indemnification by the Bank.  Indemnification pursuant to this Section 22 shall be subject to and administered in accordance with the charter or by-laws of the Bank, as amended from time to time; provided, however, that the terms of such indemnification shall be no less favorable to the Executive than those set forth in the charter or by-laws of the Bank as of the date of this Agreement.  Any indemnification with respect to service to a third party shall be provided only to the extent that no indemnification or insurance is available from such third party or that any such indemnification or insurance has been exhausted.

23.No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  No payment provided for in this Agreement shall be reduced by any compensation earned by the

{Clients/1511/00281645.DOCX/8 }

Executive as the result of employment by another employer, or the Executive’s receipt of income from any other sources, after termination of his employment with the Bank.

[Signature Page Follows]

{Clients/1511/00281645.DOCX/8 }

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank, by its duly authorized officers, and by the Executive as of the day and date first above written.

ATTEST:	PCSB BANK

/s/ Clifford Weber	By:	/s/ Richard F. Weiss
Secretary		Member of the Board

JOSEPH D. ROBERTO
/s/ Joseph D. Roberto
the Executive

{Clients/1511/00281645.DOCX/8 }